INVESTMENT MANAGEMENT

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VOYA®

Exhibit (d)(1)(i)

February 9, 2023

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Re: Addition of Voya Short Duration High Income Fund

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Funds Trust ("VFT") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya Short Duration High Income Fund (the "Fund"), effective on February 9, 2023, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson______________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Funds Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic_________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA FUNDS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

0.650% on the first $300 million of assets;
Voya Floating Rate Fund	0.625% on the next $200 million of assets; and
0.600% thereafter

Voya Government Money Market Fund	0.350% on all assets

0.61% on first $500 million of assets;
Voya High Yield Bond Fund	0.55% on next $4.5 billion of assets; and
0.50% thereafter

Voya Intermediate Bond Fund	0.27% on all assets

Voya Short Duration High Income Fund	0.48% on all assets

Voya Short Term Bond Fund	0.25% on all assets

Voya Strategic Income Opportunities Fund	0.50% on all assets

Voya VACS Series HYB Fund	0.00% on all assets

Effective Date: February 9, 2023, to reflect the addition of Voya Short Duration High Income Fund.